Exhibit 99.2

EMPIRE RESORTS ANNOUNCES EXTENSION OF RIGHTS OFFERING

MONTICELLO, N.Y., April 15, 2011 -- Empire Resorts, Inc. (NASDAQ: NYNY) (Empire) announced today that it will extend the rights offering until May 20, 2011 in order to ensure that our shareholders have adequate time to evaluate and consider the impact of our recent announcement of the exclusivity agreement to negotiate with other parties for the development of the Concord site  located in Sullivan County, New York, including any changes in the market price of our common stock as a result thereof.

The subscription rights, which were previously scheduled to expire on April 29, 2011, will now expire and will have no value if they are not exercised prior to 5:00p.m., New York City time, on May 20, 2011, the expected expiration date of the extension of this rights offering.  For offer material requests please contact our information agent, MacKenzie Partners, Inc., at (800) 322-2885 (toll-free) or 212-929-5500 (collect) or by email at rightsoffer@mackenziepartners.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities offered pursuant to the rights offering, and there shall not be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Empire Resorts has filed a registration statement, including a prospectus, with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about Empire Resorts and its offering. You may obtain these documents for free by visiting Edgar on the Securities and Exchange Commission web site at www.sec.gov.  Alternatively, MacKenzie Partners, Inc., Empire Resorts’ information agent, will send you the prospectus if you request it by calling toll free (800) 322-2885.

About Empire Resorts

                Empire Resorts owns and operates the Monticello Casino & Raceway, a harness racing track and casino located in Monticello, New York, and is 90 miles from midtown Manhattan. For additional information, please visit www.empireresorts.com.

Cautionary Statement Regarding Forward Looking Information

                Statements in this press release regarding the company’s business that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year and in other filings with the Securities and Exchange Commission from time to time.

Contact:

Empire Resorts, Inc.
Investor Relations
Charles A. Degliomini
Executive Vice President
(845) 807-0001
cdegliomini@empireresorts.com